UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Trammell Crow Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

TRAMMELL CROW COMPANY
2001 Ross Avenue, Suite 3400
Dallas, Texas 75201

April 17, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Trammell Crow Company to be held on May 17, 2006, at 1:00 p.m., local time, at 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201. Please find enclosed a notice to stockholders, a Proxy Statement describing the business to be transacted at the meeting, a form of Proxy for use in voting at the meeting and an Annual Report for Trammell Crow Company.

At the Annual Meeting, you will be asked (i) to elect three Class III directors of the Company, (ii) to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006, and (iii) to act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

We hope that you will be able to attend the Annual Meeting, and we urge you to read the enclosed Proxy Statement before you decide to vote. Whether or not you plan to attend, please complete, sign, date and return the enclosed Proxy or grant your proxy by telephone or over the internet, as described on the enclosed Proxy, as promptly as possible. It is important that your shares be represented at the meeting.

Very truly yours,

Robert E. Sulentic
Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign, date and return, in the enclosed postage paid envelope, the enclosed Proxy or to grant your proxy by telephone or over the internet, as described on the enclosed Proxy, as promptly as possible. Returning your Proxy or granting your proxy by telephone or over the internet will help the Company assure that a quorum will be present at the meeting and avoid the additional expense of duplicate proxy solicitations. Any stockholder attending the meeting may vote in person even if he or she has returned the Proxy or has granted his or her proxy by telephone or over the internet.

TRAMMELL CROW COMPANY
2001 Ross Avenue, Suite 3400
Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 17, 2006

PLEASE TAKE NOTICE THAT the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of Trammell Crow Company, a Delaware corporation (the “Company”), will be held on May 17, 2006, at 1:00 p.m., local time, at 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201, to consider and vote on the following matters:

(1)                                  Election of three Class III directors of the Company to serve until the Annual Meeting of the Company’s stockholders in 2009 and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal from office;

(2)                                  Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006; and

(3)                                  Such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The close of business on April 3, 2006 (the “Record Date”), has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at the Company’s offices at the address on this notice, and also at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed Proxy or grant your proxy by telephone or over the internet, as described on the enclosed Proxy, as promptly as possible. You may revoke your proxy before the Annual Meeting as described in the Proxy Statement under the heading “Solicitation and Revocability of Proxies.”

By Order of the Board of Directors,

J. Christopher Kirk
Secretary

Dallas, Texas

April 17, 2006

TRAMMELL CROW COMPANY
2001 Ross Avenue, Suite 3400
Dallas, Texas 75201
(214) 863-3000

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

The Board of Directors of the Company (the “Board of Directors”) requests your proxy for use at the Annual Meeting of Stockholders to be held on May 17, 2006, at 1:00 p.m., local time, at 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201, and at any adjournments or postponements thereof. By signing and returning the enclosed Proxy, or granting your proxy by telephone or over the internet, you authorize the persons named on the Proxy to represent you and to vote your shares at the Annual Meeting. This Proxy Statement and the form of Proxy were first mailed to stockholders of the Company on or about April 17, 2006.

This solicitation of proxies is made by the Board of Directors of the Company and will be conducted primarily by mail. Officers, directors and employees of the Company may solicit proxies personally or by telephone, electronic mail, telegram or other forms of wire or facsimile communication. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock that those persons hold of record. The costs of the solicitation, including reimbursement of such forwarding expenses, will be paid by the Company.

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only if you have returned a properly signed Proxy, are represented by another proxy, or have granted your proxy by telephone or over the internet. You may revoke your proxy, whether granted by telephone, over the internet or by returning the enclosed Proxy, at any time before it is exercised at the Annual Meeting by (a) signing and submitting a later-dated proxy to the Secretary of the Company, (b) delivering written notice of revocation of the proxy to the Secretary of the Company, or (c) voting in person at the Annual Meeting. In addition, if you granted your proxy by telephone or over the internet, you may revoke such grant by resubmitting your proxy by telephone or over the internet at any time prior to 6:00 a.m., Eastern daylight time, on May 17, 2006. In the absence of any such revocation, shares represented by the persons named on the Proxies will be voted at the Annual Meeting.

VOTING AND QUORUM

The only outstanding voting securities of the Company are shares of common stock, par value $0.01 per share (the “Common Stock”). As of the close of business on the Record Date, there were 35,954,091 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.

Each outstanding share of Common Stock is entitled to one vote. The presence, in person or by proxy, of a majority of the shares of Common Stock issued and outstanding and entitled to vote as of the Record Date shall constitute a quorum at the Annual Meeting. The chairman of the meeting or the holders of a majority of the Common Stock entitled to vote who are present or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting of the time and place of the holding of the adjourned meeting, until a quorum is present. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the Annual Meeting had a quorum originally been present; provided, that if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. Proxies solicited by this Proxy Statement may be used to vote in favor of any motion to adjourn the Annual Meeting. The persons named on the Proxies intend to vote in favor of any motion to adjourn the Annual Meeting to a subsequent day if, prior to the Annual Meeting, such persons have not received sufficient proxies to approve the proposals described in this Proxy Statement. If such a motion is approved but sufficient proxies are not received by the time set for the resumption of the Annual Meeting, this process will be repeated until sufficient proxies to vote in favor of the proposals described in this Proxy Statement have been received or it appears to the persons named on the Proxies that sufficient proxies will not be received. Abstentions and broker non–votes will count in determining if a quorum is present at the Annual Meeting. A broker non-vote occurs if a broker or other nominee attending the meeting in person or submitting a proxy does not have discretionary authority to vote on a particular item and has not received voting instructions with respect to that item from a beneficial owner for which it holds shares in street name.

PROPOSAL ONE–ELECTION OF CLASS III DIRECTORS

The Board of Directors has designated William F. Concannon, Rowland T. Moriarty and J. McDonald Williams as nominees for election as Class III directors of the Company at the Annual Meeting (each, a “Nominee”). Messrs. Concannon and Williams and Dr. Moriarty currently serve as Class III directors. If elected, each Nominee will serve until the expiration of his term at the Annual Meeting of the Company’s Stockholders in 2009 and until his successor is duly elected and qualified or until his earlier death, resignation or removal from office. For information about each Nominee, see “Directors.”

The Board of Directors has no reason to believe that any of the Nominees will be unable or unwilling to serve if elected. If a Nominee becomes unable or unwilling to serve prior to the election, your proxy will be voted for the election of a substitute nominee recommended by the current Board of Directors, or the number of the Company’s directors will be reduced.

Required Vote and Recommendation

The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, abstentions and broker non-votes will not have any effect on the election of a particular director. Unless otherwise instructed on the Proxy or unless authority to vote is withheld, the enclosed Proxy will be voted for the election of each of the Nominees.

The Board of Directors recommends that the stockholders vote “FOR” the election of each of the Nominees.

PROPOSAL TWO–RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

On March 7, 2006, the Audit Committee of the Board of Directors selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the year ending December 31, 2006. The Company expects that representatives of Ernst & Young will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

The Audit Committee has the responsibility for selecting the Company’s independent registered public accounting firm, and stockholder ratification is not required. However, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the opinion of the stockholders, which the Audit Committee will take into consideration in future deliberations. If the selection of Ernst & Young as the Company’s independent registered public accounting firm is not ratified at the Annual Meeting, the Audit Committee of the Board of Directors may consider the engagement of another independent registered public accounting firm, but will not be obligated to do so. The Audit Committee may terminate the engagement of Ernst & Young as the Company’s independent registered public accounting firm without the approval of the Company’s stockholders whenever the Audit Committee deems termination necessary or appropriate.

Required Vote and Recommendation

Ratification of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2006, requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, an abstention will be included in the number of shares voting and therefore will have the same legal effect as a vote against the proposal, and a broker non-vote will not be included in the number of shares voting and therefore will have no effect on the outcome of the vote. Unless otherwise instructed on the Proxy or unless authority to vote is withheld, the enclosed Proxy will be voted for the ratification of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

DIRECTORS

The following tables set forth certain information regarding the Nominees and the other Directors of the Company:

Name of Nominee	Age	Title	Director’s Term Ending (if elected)
William F. Concannon	50	Vice Chairman and Class III Director	2009
Rowland T. Moriarty	59	Class III Director	2009
J. McDonald Williams	64	Chairman Emeritus of the Board of Directors and Class III Director	2009

William F. Concannon has been a director of the Company since June 1991 and has served as Vice Chairman of the Company since June 2003. From February 2001 to June 2003, Mr. Concannon served as President of the Company’s Global Services Group. From June 1991 to February 2001, Mr. Concannon served as President and Chief Executive Officer of Trammell Crow Corporate Services, Inc., a subsidiary of the Company. From 1986 until June 1991, Mr. Concannon was employed by the Company in various other capacities. Mr. Concannon is also a member of the Board of Directors of Charles River Associates Incorporated (“Charles River”), an economic research firm based in Boston, Massachusetts. Since June 2000, Mr. Concannon has served at the Company’s request as a member of the Board of Directors of Savills plc, a leading property services firm based in the United Kingdom (“Savills”). The Company delivers brokerage services in Europe and Asia through its strategic alliance with Savills, and the Company currently owns approximately 19.96% of Savills’ outstanding share capital. Although Mr. Concannon serves on the Company’s Board of Directors, the title “Vice Chairman” is an officer designation, not a Board of Directors position.

Rowland T. Moriarty has been a director of the Company since December 1997. Dr. Moriarty has served as Chief Executive Officer of Cubex Corporation, a consulting firm, since 1992. From 1981 to 1992, Dr. Moriarty served as a professor at the Harvard Business School. Dr. Moriarty is also a member of the Board of Directors of Staples Inc., an office supply retailer, and a member of the Board of Directors of Wright Express Corporation (“Wright Express”), a provider of payment processing and information management services to the fleet vehicle industry. Dr. Moriarty is also Chairman of the Board of Directors (a non-executive position) of Charles River.

J. McDonald Williams has been Chairman Emeritus of the Board of Directors since May 2002. Mr. Williams served as the Chairman of the Board of Directors from August 1994 through May 2002. Mr. Williams served as President and Chief Executive Officer of the Company from 1991 until 1994. From 1977 until 1991, Mr. Williams served as Managing Partner of the Company and, from 1973 until 1977, Mr. Williams served as Managing Partner, International Projects for the Company. Mr. Williams is a member of the Board of Directors of A.H. Belo Corporation, a publishing and media company based in Dallas, Texas, and Tenet Healthcare Corporation, a healthcare services company based in Dallas, Texas.

Name of Director	Age	Title	Director’s Term Ending
James R. Erwin	61	Class II Director	2008
Curtis F. Feeny	48	Class I Director	2007
Jeffrey M. Heller	66	Class II Director, Lead Director	2008
Michael A. Moses	54	Class II Director	2008
Robert E. Sulentic	49	Chairman of the Board of Directors, Chief Executive Officer, President and Class I Director	2007

James R. Erwin has been a director of the Company since December 1997. Since May 2001, Mr. Erwin has served as Partner and Managing Director of Erwin Graves & Associates, L.P., a management consulting firm. Mr. Erwin served as Vice Chairman–Texas and Senior Client Executive–Southwest of Bank of America, N.A. from October 1998 until June 2000. From January 1994 until October 1998, Mr.  Erwin served as Vice Chairman for Texas and Corporate Finance Executive–West of NationsBank Corp., a predecessor of Bank of America. Mr. Erwin is also a member of the Board of Directors of Carreker Corp., an integrated software solutions and consulting company based in Dallas, Texas.

Curtis F. Feeny has been a director of the Company since May 2001. Mr. Feeny has served as Managing Director of Voyager Capital, a venture capital firm, since January 2000. From 1992 until 2000, Mr. Feeny served as Executive Vice President of Stanford Management Co., which manages the endowment of Stanford University.

Jeffrey M. Heller has been a director of the Company since December 1997 and has served as the Company’s Lead Director since May 2002. In March 2003, Mr. Heller was named President and Chief Operating Officer and a member of the Board of Directors of Electronic Data Systems Corporation, a global information technology services company based in Plano, Texas (“EDS”), and he currently serves as President and a member of the Board of Directors of EDS. Mr. Heller had served as Vice Chairman of EDS from December 2000 until his previous retirement in February 2002, and had also served as President and Chief Operating Officer of EDS from June 1996 until December 2000. From 1987 until June 1996, Mr. Heller served as Senior Vice President of EDS with responsibilities for Technical Operations and Asia-Pacific. Mr. Heller is also a member of the Board of Directors of Temple-Inland Corporation, a provider of corrugated packaging, forest products and financial services.

Michael A. Moses has been a director of the Company since September 2004. Since September 2004, Dr. Moses has served as Vice Chairman of Higher Ed Holdings, LLC (“Higher Ed”), a company that develops educational training materials for school teachers and administrators. He served as general superintendent of the Dallas Independent School District (“DISD”) from January 2001 until August 2004. Prior to working for DISD, Dr. Moses served in Texas public education for more than 25 years. From 1995 to 1999, he served as Texas Commissioner of Education and in 1999 Dr. Moses joined the Texas Tech University System as deputy chancellor, where he served until December 2000. Dr. Moses is also a member of the Board of Directors of SWS Group, Inc., an investment and financial services holding company based in Dallas, Texas.

Robert E. Sulentic has been a director of the Company since December 1997 and has served as the Company’s President and Chief Executive Officer since October 2000. Mr. Sulentic became Chairman of the Board of Directors in May 2002. Mr. Sulentic served as the Company’s Executive Vice President and Chief Financial Officer from September 1998 to October 2000. From December 1997 through August 1998, Mr. Sulentic served as the Company’s Executive Vice President and National Director of Development and Investment. From 1995 through July 1998, Mr. Sulentic served as President of Trammell Crow NE, Inc. From 1984 through 1994, Mr. Sulentic was employed by the Company in various other capacities.

Director Compensation

The Company’s employee directors do not receive compensation solely in their capacity as directors of the Company. The Company’s non-employee directors are paid an annual cash retainer of $30,000 for their service on the Board of Directors and $5,000 per year for service as Lead Director or as the Chairman of a committee of the Board of Directors. Each non-employee director also receives $1,500 for every meeting of the Board of Directors (or committee on which such director serves) attended by such director, and $250 for each time the Board of Directors (or committee on which such director serves) takes action by written consent. In addition, each incumbent non-employee director receives annual equity grants under the Trammell Crow Long-Term Incentive Plan (the “Long-Term Incentive Plan”) equal in value to 150% of the annual cash retainer for non-employee directors. All of such awards are fully vested at the time of grant. Each new non-employee director receives, at the time they are put on the Board, a one-time equity grant equal in value to the annual cash retainer for non-employee directors, subject to whatever vesting requirements, if any, that the Board may determine. See “Executive Compensation–Long-Term Incentive Plan.”  In addition, all directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and committees thereof. Mr. Williams also participates in the Company’s healthcare benefit plan and pays the same amount as the Company’s active employees for participation in the plan.

Director Independence

The Board of Directors has determined that each of Messrs. Erwin, Feeny and Heller and Drs. Moriarty and Moses meet the independence requirements set forth in the Company’s Corporate Governance Guidelines, which are consistent with the requirements of the New York Stock Exchange and are available on the Company’s website at www.trammellcrow.com, and in print upon request by any stockholder. The full Board of Directors has discussed and reviewed whether each director was independent under New York Stock Exchange Rules. The Board of Directors has affirmatively determined that Messrs. Erwin and Feeny have no relationship with the Company that affects their independence as a director and each of them qualify as independent under New York Stock Exchange Rules.

Mr. Heller serves as President and Chief Operating Officer and a member of the Board of Directors of EDS, a customer of the Company. Since payments to the Company from EDS do not exceed 2% of EDS’s consolidated annual revenues, Mr. Heller meets the independence standards set forth in the

New York Stock Exchange Rules. The Board of Directors has affirmatively determined that Mr. Heller is independent based on the foregoing and due to the fact that Mr. Heller was not involved in the negotiation or execution of the Company’s relationship with EDS and his personal compensation is not directly impacted by, nor does he have any other pecuniary interest in, the business relationship between the Company and EDS.

Dr. Moriarty is the Chairman of the Board of Charles River and Mr. Concannon also serves on the board of directors and compensation committee of Charles River. Because Dr. Moriarty’s Chairman of the Board position with Charles River is a non-executive position and the compensation committee of Charles River does not set Dr. Moriarty’s personal compensation (other than compensation for service as a director), the Board has affirmatively determined that this relationship does not affect Dr. Moriarty’s independence. Dr. Moriarty is also a member of the board of directors of Wright Express, which is a vendor the Company uses on the account of the Company’s largest customer. The Board of Directors has affirmatively determined that this relationship does not influence Dr. Moriarty’s independence because Dr. Moriarty was not involved in the negotiation or execution of the Company’s relationship with Wright Express and his personal compensation is not directly impacted by, nor does he have any other pecuniary interest in, the business relationship between the Company and Wright Express.

Dr. Moses currently serves as Vice Chairman of Higher Ed, a customer of the Company, and was previously the superintendent of the DISD. The Company acted as leasing agent and property manager for a client who leased certain property to DISD, and has performed certain tenant representation brokerage services for Higher Ed and one of its affiliates. Since payments to the Company from these relationships have not exceeded $100,000 in any year, Dr. Moses meets the independence standards set forth in the New York Stock Exchange Rules. The Board of Directors has affirmatively determined that Dr. Moses is independent based on the foregoing and due to the fact that Dr. Moses was not involved in the negotiation or execution of the relationships described above and his personal compensation is not directly impacted by, nor does he have any other pecuniary interest in, the business relationships described above.

Term of Office

The Company’s Certificate of Incorporation provides that the Board of Directors must be divided into three classes, designated Class I, Class II and Class III, with the directors divided evenly among the classes if possible. If there is a single extra director, that director should serve in Class III. If there are two extra directors, one should serve in Class III and the other should serve in Class II. Directors serve for staggered terms of three years each. Messrs. Concannon and Williams and Dr. Moriarty currently serve as Class III Directors whose terms expire at the Annual Meeting. Messrs. Feeny and Sulentic currently serve as Class I directors whose terms expire at the Annual Meeting in 2007. Messrs. Erwin and Heller and Dr. Moses currently serve as Class II directors whose terms expire at the Annual Meeting of Stockholders in 2008.

MEETINGS AND COMMITTEES OF DIRECTORS

Board of Directors

The Company’s Board of Directors had six meetings during the Company’s fiscal year ended December 31, 2005. The Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Governance Committee. Members of each of the Committees are appointed by the Board of Directors, after considering the recommendation of the Governance Committee. No director attended fewer than 80% of the aggregate of all meetings held by the Board of Directors and, if applicable, all meetings of committees of the Board of Directors on which such director served during 2005. The Company’s policy is to encourage members of the Board of

Directors to attend the annual meeting. All members of the Board of Directors attended the 2005 Annual Meeting of Stockholders.

Executive Committee

The current members of the Executive Committee are Dr. Moriarty (Chairman) and Messrs. Erwin, Feeny and Sulentic. The Executive Committee has and may exercise all of the powers and authorities of the Board of Directors in the management of the business and affairs of the Company except that the Executive Committee is subject to the limitations on such powers or authority as are imposed by applicable law and the Executive Committee does not have the power to (a) amend the Company’s charter, bylaws, or any stock option plan or stock distribution plan, (b) adopt agreements of merger or consolidation (other than “short form” mergers), (c) recommend the dissolution of the Company or the sale, lease or exchange of all or substantially all of the Company’s assets, (d) fill vacancies on the Board of Directors or committees (other than temporary vacancies on the Executive Committee), (e) remove the Chairman of the Board of Directors, the President or any officer who is a member of the Board of Directors, (f) fix the compensation of directors, (g) perform any matters relating to compensation of the executive officers of the Company, (h) declare dividends other than dividends payable in accordance with an existing dividend policy established by the Board of Directors, or (i) authorize the issuance of stock except pursuant to an authorization by the Board of Directors or up to 1,000,000 shares of Common Stock issued as consideration in connection with acquisitions otherwise authorized by the Board of Directors. The Executive Committee did not meet during the Company’s fiscal year ended December 31, 2005. The Executive Committee has a written charter that is available on the Company’s website at www.trammellcrow.com, and in print upon request by any stockholder.

Audit Committee

The current members of the Audit Committee are Messrs. Erwin (Chairman) and Heller and Dr. Moses. The Audit Committee assists the Board of Directors in (a) overseeing the Company’s accounting and financial reporting processes, principles and policies and internal controls and procedures; (b) monitoring the integrity of the Company’s financial statements; (c) selecting, authorizing the engagement of, evaluating and, where deemed appropriate, replacing the independent auditors (or nominating independent auditors to be proposed for stockholder approval); and (d) evaluating the independence of the Company’s independent auditors. In addition, the Audit Committee reviews certain related party transactions. The roles and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which is available on the Company’s website at www.trammellcrow.com, and in print upon request by any stockholder. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter annually and recommends any proposed changes to the Board of Directors for approval. The Board of Directors has determined that each of Messrs. Erwin and Heller and Dr. Moses meet the independence requirements of the New York Stock Exchange and that each of them is financially literate as required by the rules of the New York Stock Exchange. The Board of Directors has determined that Mr. Erwin satisfies the requirements of the Securities and Exchange Commission (the “Commission”) for an “audit committee financial expert” and has designated Mr. Erwin as the Company’s audit committee financial expert. As the Audit Committee’s designated audit committee financial expert, Mr. Erwin also meets the requirement of the New York Stock Exchange that one member of the Audit Committee have accounting or related financial management expertise. The Audit Committee had eight meetings during the Company’s fiscal year ended December 31, 2005.

Compensation Committee

The current members of the Compensation Committee are Messrs. Feeny (Chairman) and Erwin and Dr. Moriarty. The Compensation Committee reviews and approves the Company’s plans, policies and programs relating to director and executive officer compensation and also administers the Long-Term Incentive Plan. See “Executive Compensation–Long-Term Incentive Plan.”  The Board of Directors has

determined that each of Messrs. Feeny and Erwin and Dr. Moriarty meet the independence requirements of the New York Stock Exchange. The Compensation Committee had four meetings during the Company’s fiscal year ended December 31, 2005. The Compensation Committee has a written charter that is available on the Company’s website at www.trammellcrow.com, and in print upon request by any stockholder. For additional information see “Compensation Committee Report on Executive Compensation.”

Governance Committee

The current members of the Governance Committee are Dr. Moriarty (Chairman) and Messrs. Feeny and Heller. The Governance Committee is charged with advising the Board of Directors concerning (a) the appropriate composition of the Board of Directors and its committees, including identifying individuals qualified to serve on the Board of Directors and its committees, (b) the selection of director nominees for each annual meeting of the Company’s stockholders, and (c) appropriate corporate governance practices. The Board of Directors has determined that each of Messrs. Moriarty, Feeny and Heller meet the independence requirements of the New York Stock Exchange. The Governance Committee had three meetings during the Company’s fiscal year ended December 31, 2005. The Governance Committee has a written charter that is available on the Company’s website at www.trammellcrow.com, and in print upon request by any stockholder.

Stockholder Director Candidate Recommendations

The Governance Committee will consider director candidates recommended by stockholders. A stockholder wishing to submit such a recommendation should send a letter addressed to the Governance Committee, c/o Corporate Secretary, Trammell Crow Company, 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Candidate Recommendation.”  The letter must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder. Candidates for election to the Board of Directors should meet the independence requirements of Section 303A.02 of the New York Stock Exchange Listed Company Manual, Section 4200(a)(15) of the NASDAQ Marketplace Rules and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Candidates should also have relevant business and financial experience, and they must be able to read and have a fundamental understanding of financial statements. Candidates recommended by stockholders are not evaluated differently than candidates recommended by other constituents of the Company. In evaluating director candidates, the Governance Committee evaluates all relevant professional and other qualifications as well as the needs of the Company in terms of compliance with the New York Stock Exchange’s listing standards and the rules of the Commission.

Meetings of Non-Employee Directors and Lead Director

The Company’s non-employee directors meet in executive sessions without management directors in connection with each regularly scheduled meeting of the Board of Directors. The Company’s non-employee directors met four times during the Company’s fiscal year ended December 31, 2005. Jeffrey M. Heller has been chosen by the Board of Directors to act as the Lead Director, and in such capacity he presides at the meetings of non-employee directors. Stockholders wishing to communicate with the Lead Director should send a letter addressed to Jeffrey M. Heller, Lead Director, c/o Corporate Secretary, Trammell Crow Company, 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201. All such communications that are received will be forwarded to Mr. Heller.

Stockholder Communications

Stockholders may communicate with the Board of Directors or any individual director by sending a letter addressed to the Board of Directors or the individual director, c/o Corporate Secretary, Trammell

Crow Company, 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201. All communications that are received will be forwarded to the Board of Directors or the individual director.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a code of business conduct and ethics (the “Code of Ethics”) that applies to all of the Company’s officers, directors and employees, including its principal executive officer, principal financial officer, its principal accounting officer, its controller and persons performing similar functions (the “principal financial officers”). A copy of the Company’s Code of Ethics is posted on the Company’s Internet website at www.trammellcrow.com and the Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of its Code of Ethics with respect to its principal financial officers by posting such information on this Internet website. A copy of the Company’s Code of Ethics is available in print upon request by any stockholder.

EXECUTIVE OFFICERS

The following table sets forth information regarding the executive officers of the Company and certain of its subsidiaries:

Name	Age	Title
E. Stevenson Belcher	47	Regional Director, Global Services – Western Operations
William F. Concannon	50	Vice Chairman and Director
Diane Paddison	47	Chief Operating Officer – Global Services
James R. Groch	44	Chief Investment Officer and President, Funds and Investment Management
Matthew S. Khourie	51	President, Development and Investment – Central Operations
Michael J. Lafitte	45	President, Global Services
Derek R. McClain	50	Chief Financial Officer
T. Christopher Roth	53	President, Development and Investment – Eastern Operations
John A. Stirek	46	President, Development and Investment – Western Operations
Robert E. Sulentic	49	Chairman of the Board of Directors, Chief Executive Officer and President

The executive officers named above were elected by the Board of Directors to serve in such capacities until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office. Biographical information on Messrs. Sulentic and Concannon is set forth previously in this Proxy Statement. See “Directors.”

E. Stevenson Belcher has served as the Company’s Regional Director, Global Services – Western Operations, since August 2002, and has been employed with the Company since 1986. From 2001 until August 2002, Mr. Belcher served as Regional President, Global Services Group – International. From 1998 until 2001, Mr. Belcher served as Regional President of the Company’s West Region. From 1995 until 1998, Mr. Belcher served as Area President of the Company’s Southern California office. From 1988 until 1995, Mr. Belcher served as Managing Director of the Company’s Oklahoma City office, where he began his career with the Company as a Leasing Agent from 1986 until 1988. From January 2001 to August 2002, Mr. Belcher served at the Company’s request as a member of the Board of Directors of Savills.

Diane Paddison has served as Chief Operating Officer of the Company’s Global Services Group since January 2005. From May 2002 until January 2005, Ms. Paddison served as the Company’s National Director, Client Services. From 1996 until May 2002, Ms. Paddison served as Managing Director, then Senior Managing Director of Account Management for the Company’s investor clients. From 1987 until 1996, Ms. Paddison was employed by the Company in various other capacities.

James R. Groch was named President, Funds and Investment Management in February 2006 and has served as the Company’s Chief Investment Officer since September 1998. Mr. Groch served as the Company’s President, Strategy and Corporate Development, from March 2002 until February 2006. From October 2000 until March 2002, Mr. Groch served as President, E-Commerce and Corporate Development. From September 1998 until September 2000, Mr. Groch served as Director of Corporate Finance. From January 1996 until September 1998, Mr. Groch served as Managing Director of Trammell Crow NE, Inc. From 1985 until 1996, Mr. Groch was employed by the Company in various other capacities.

Matthew S. Khourie has served as the Company’s President, Development and Investment – Central Operations since July 2004. From 1997 until July 2004, Mr. Khourie served as a Senior Managing Director in charge of the Company’s development and investment operations in Houston, Texas. From 1989 until 1997, Mr. Khourie served as the Area Director for the Company’s Houston operations. From 1980 until 1989, Mr. Khourie was employed by the Company in various other capacities.

Michael J. Lafitte has served as President of the Company’s Global Services Group since June 2003. From August 2002 until June 2003, Mr. Lafitte served as Chief Operating Officer of the Company’s Global Services Group. From October 2000 until August 2002, Mr. Lafitte served as Regional Director – Central Region for the Company’s Global Services Group. From August 1999 until October 2000, Mr. Lafitte served as City Leader for the Company’s Dallas/Fort Worth operations. From 1997 until August 1999, Mr. Lafitte served as Managing Director for the Company’s Dallas/Fort Worth Office Leasing Division.

Derek R. McClain has served as Chief Financial Officer since October 2000. From January 2000 until October 2000, Mr. McClain served as the Company’s Chief Administrative Officer and General Counsel. Mr. McClain joined the Company in February 1998 as Executive Vice President and General Counsel and served in those capacities until January 2000. Prior to joining the Company, Mr. McClain was a partner with Vinson & Elkins L.L.P., an international law firm, where he specialized in corporate finance and securities law. Since August 2002, Mr. McClain has served at the Company’s request as a member of the Board of Directors of Savills.

T. Christopher Roth has served as the Company’s President, Development and Investment – Eastern Operations since August 2002. From February 2001 until August 2002, Mr. Roth served as Executive Director of the Company’s Development and Investment Group – Eastern United States. From January 1999 until February 2001, Mr. Roth served as Regional President for the Company’s operations in the Northeastern United States. From January 1996 until January 1999, Mr. Roth served as Area President for the Company’s MidAtlantic and Northeast operations. From 1979 until January 1996, Mr. Roth was employed by the Company in various other capacities.

John A. Stirek has served as the Company’s President, Development and Investment – Western Operations since August 2002. Mr. Stirek served as Chief Operating Officer of the Company’s Global Services Group from February 2001 to August 2002. From 1998 until February 2001, Mr. Stirek served as the Company’s National Director of Development and Investment. From 1997 until 1998, Mr. Stirek served as the Company’s Director of Development and Investment for the Western United States. From 1995 until 1997, Mr. Stirek served as Managing Director for the Company’s operations in Oregon and Nevada. From 1986 until 1995, Mr. Stirek was employed by the Company in various other capacities.

EXECUTIVE COMPENSATION

The following table sets forth certain information for the years ended December 31, 2003, 2004 and 2005, concerning the cash and non-cash compensation earned by, or awarded to, all individuals serving as the Chief Executive Officer of the Company during the 2005 fiscal year and each of the other six most highly compensated executive officers of the Company whose annual salary and bonus for the year ended December 31, 2005, exceeded $100,000 (the “Named Executive Officers”).

Summary Compensation Table

							Long-Term Compensation
							Awards			Payouts
Name and Principal Position	Year				Other Annual Compensation ($)(1)		Restricted Stock Awards($)(2)		Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)(3)
		Annual Compensation
		Salary($)	Bonus($)

Robert E. Sulentic	2005	440,000	940,000	(4)	20,000		935,388	(5)	—	—	7,797
Chairman, Chief	2004	400,000	960,000		20,000		2,085,000	(6)	—	—	7,500
Executive Officer	2003	400,000	600,000		15,000		—		—	—	7,406
and President

William F. Concannon(7)	2005	330,000	875,000		20,000		597,615	(8)	—	—	107,938	(9)
Vice Chairman	2004	310,000	685,000		20,000		—		—	—	157,176	(10)
	2003	310,000	300,000		15,551	(11)	825,000	(12)	—	—	158,030	(13)

James R. Groch	2005	330,000	950,000		20,000		727,524	(14)	—	—	6,972
Chief Investment Officer	2004	270,000	705,000		20,000		—		—	—	6,738
and President, Funds and	2003	270,000	380,000		15,000		825,000	(12)	—	—	6,588
Investment Management

Matthew S. Khourie	2005	310,000	800,000		20,000		415,728	(15)	—	—	6,946
President, Development	2004	235,000	305,000		10,000		98,480	(16)	—	—	1,805,926	(17)
and Investment -	2003	200,000	86,080		7,500		607,100	(18)	—	—	30,000	(19)
Central Operations

Michael J. Lafitte	2005	350,000	950,000		20,000		623,592	(20)	—	—	7,350
President, Global	2004	270,000	705,000		20,000		—		—	—	94,250	(21)
Services	2003	270,000	380,000		15,000		825,000	(12)	—	—	227,194	(22)

T. Christopher Roth	2005	310,000	800,000		20,000		415,728	(15)	—	—	8,141	(23)
President, Development	2004	270,000	680,000		20,000		—		—	—	7,922	(24)
and Investment -	2003	270,000	325,000		15,000		825,000	(12)	—	—	16,952	(25)
Eastern Operations

John A. Stirek	2005	310,000	800,000		20,000		415,728	(15)	—	—	7,266
President, Development	2004	270,000	680,000		20,000		—		—	—	69,238	(26)
and Investment -	2003	270,000	325,000		142,912	(27)	825,000	(12)	—	—	159,318	(28)
Western Operations

(1)

Reflects $15,000 payments paid to each Named Executive Officer in 2003, and $20,000 in 2004 and 2005 (except that Mr. Khourie received $10,000 in 2004 and $7,500 in 2003), in lieu of the Company providing certain customary executive perquisites. Does not reflect the Company’s payment of legal fees for counsel to nine of the Company’s executive officers, including all of the Named Executive Officers, incurred in connection with the negotiation of employment agreements. The amount of these legal fees was $7,598 in 2002, $47,783 in 2003 and $10,321 in 2004. These legal fees represent fees for group representation of the Company’s executive officers and it is not practicable to specify which portions of these legal fees were incurred with respect to any particular Named Executive Officer.

(2)

The number and value of the aggregate restricted stock holdings at December 31, 2005 for each Named Executive Officer is 189,753 and $4,867,164 for Mr. Sulentic, 85,398 and $2,190,459 for Mr. Concannon, 90,919 and $2,332,072 for Mr. Groch, 67,668 and $1,735,684 for Mr. Khourie, 86,502 and $2,218,776 for Mr. Lafitte, 77,668 and $1,992,184 for Mr. Roth, and 77,668 and $1,992,184 for Mr. Stirek (based on a value per share of Common Stock equal to $25.65, the price per share of Common Stock for the last trade reported by the New York Stock Exchange on December 31, 2005). While the Company does not anticipate paying dividends in the foreseeable future, in the event dividends are paid on the Company’s Common Stock, dividends will also be paid on outstanding shares of restricted stock.

(3)

Reflects a contribution by the Company to the 401(k) Plan (as hereinafter defined) for the benefit of each of the Named Executive Officers in the amounts of $6,300 for 2005, $6,150 for 2004 and $6,000 for 2003. Additionally, the Company maintains a single group term life insurance policy for all of its active employees (approximately 6,500 at

March 31, 2005), under which each Named Executive Officer has a death benefit equal to twice his base salary. The Company pays a single premium for the policy. Although it is not possible to determine what portion of the premium might be attributable to the Named Executive Officers individually, the income deemed to be received by the Named Executive Officers under Federal income tax regulations as a result of this benefit is as follows: for 2005, $1,638 for Mr. Concannon, $672 for Mr. Groch, $646 for Mr. Khourie, $1,050 for Mr. Lafitte, $1,481 for Mr. Roth, $966 for Mr. Stirek, and $1,497 for Mr. Sulentic; for 2004, $1,026 for Mr. Concannon, $588 for Mr. Groch, $588 for Mr. Lafitte, $300 for Mr. Khourie, $1,352 for Mr. Roth, $588 for Mr. Stirek, and $1,350 for Mr. Sulentic; and for 2003, $1,026 for Mr. Concannon, $588 for Mr. Groch, $588 for Mr. Lafitte, $257 for Mr. Khourie, $867 for Mr. McClain, $1,352 for Mr. Roth, $468 for Mr. Stirek, and $1,406 for Mr. Sulentic.

(4)	See “Compensation Committee Report on Executive Compensation—Chief Executive Officer Pay” on page 23.
(5)	Represents the value on the date of grant of 39,753 shares of restricted stock awarded on May 18, 2005. The restrictions lapse with respect to such shares on May 18, 2009.
(6)

Represents the value on the date of grant of 150,000 shares of restricted stock awarded on April 8, 2004. The restrictions lapsed with respect to 60,000 shares on April 8, 2006, and will lapse with respect to 30,000 shares on April 8 of each of 2007, 2008 and 2009.

(7)

Does not include compensation received for service at the request of the Company as a director of Savills in the amount of (i) £22,217 in 2004 (approximately $42,568 at the December 31, 2004, average currency exchange rate of $1.916/£), and (ii) £22,500 in 2003 (approximately $40,019 at the December 31, 2003, average currency exchange rate of $1.7786/£). Mr. Concannon stopped receiving this compensation in October 2004.

(8)	Represents the value on the date of grant of 25,398 shares of restricted stock awarded on May 18, 2005. The restrictions lapse with respect to such shares on May 18, 2009.
(9)	Includes $100,000 in relocation payments.
(10)	Includes $150,000 in relocation payments.
(11)	Includes a $551 tax gross-up payment related to moving expenses.
(12)

Represents the value on the date of grant of 100,000 shares of restricted stock awarded on March 5, 2003. The restrictions lapsed with respect to 40,000 shares on March 5, 2005, and with respect to 20,000 shares on March 5, 2006, and the restrictions will lapse with respect to 20,000 shares on March 5 of each of 2007 and 2008.

(13)	Includes $150,000 in relocation payments, a $218 payment for taxable moving expenses and a $786 payment for non-taxable moving expenses.
(14)	Represents the value on the date of grant of 30,919 shares of restricted stock awarded on May 18, 2005. The restrictions lapse with respect to such shares on May 18, 2009.
(15)	Represents the value on the date of grant of 17,668 shares of restricted stock awarded on May 18, 2005. The restrictions lapse with respect to such shares on May 18, 2009.
(16)

Represents the value on the date of grant of 8,000 shares of restricted stock awarded on May 19, 2004. The restrictions lapse with respect to 3,200 shares on May 19, 2006, and with respect to 1,600 shares on May 19 of each of 2007, 2008 and 2009.

(17)	Includes a $1,805,926 bonus paid with respect to the financial performance of certain real estate development transactions.
(18)

Represents the value on the date of grant of 50,000 shares of restricted stock awarded on March 5, 2003, and 20,000 shares of restricted sock awarded on May 21, 2003. The restrictions lapsed with respect to 20,000 shares on March 5, 2005, with respect to 10,000 shares on March 5, 2006, and with respect to 8,000 shares on May 21, 2005, and the restrictions will lapse with respect to 10,000 shares on March 5 of each of 2007 and 2008, and with respect to 4,000 shares on May 21 of each of 2006, 2007 and 2008.

(19)	Includes a $30,000 bonus paid with respect to the financial performance of certain real estate development transactions.
(20)	Represents the value on the date of grant of 26,502 shares of restricted stock awarded on May 18, 2005. The restrictions lapse with respect to such shares on May 18, 2009.
(21)

Includes a $17,717 in bonuses paid with respect to the financial performance of certain real estate development transactions and a $69,795 bonus paid with respect to the performance of certain services contracts.

(22)

Includes a $172,461 bonus paid with respect to the financial performance of certain real estate development transactions and a $48,145 bonus paid with respect to the performance of certain services contracts.

(23)	Includes a $360 payment for taxable parking expenses.
(24)	Includes a $420 payment for taxable parking expenses.
(25)	Includes a $9,600 bonus paid with respect to the financial performance of certain real estate development transactions.
(26)	Includes $62,500 in relocation payments.
(27)	Includes relocation loan forgiveness income to Mr. Stirek during 2003 in the amount of $125,000 plus $1,897 imputed interest and a $1,015 tax gross-up payment relating to moving expenses.
(28)	Includes $150,875 in relocation payments, a $1,347 payment for taxable moving expenses and a $628 payment for non-taxable moving expenses.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

Shown below is certain information with respect to option exercises during the fiscal year ended December 31, 2005 by the Named Executive Officers, and the number and value of unexercised options held by the Named Executive Officers as of December 31, 2005.

			Number of Shares
	Shares	Value	Underlying Unexercised		Value of Unexercised
	Acquired on	Realized	Options at		In the Money Options
	Exercise	During	December 31, 2005(#)		at December 31, 2005($)(1)
Name	During 2005(#)	2005($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert E. Sulentic	—	—	432,185	33,333	5,361,002	391,663
William F. Concannon	—	—	369,040	19,500	4,821,616	229,125
James R. Groch	—	—	244,515	16,250	3,040,924	190,938
Matthew S. Khourie	—	—	86,037	4,375	981,885	51,406
Michael J. Lafitte	40,000	620,891	128,025	11,250	1,009,228	132,188
T. Christopher Roth	—	—	214,151	14,375	2,644,037	168,906
John A. Stirek	—	—	218,890	14,375	2,678,130	168,906

(1)                                  Based on a value per share of Common Stock equal to $25.65, the price per share of Common Stock for the last trade reported by the New York Stock Exchange on December 31, 2005.

Long-Term Incentive Plan

The Company’s Long-Term Incentive Plan offers certain employees and directors of the Company an ownership interest in the Company through awards that include incentive stock options qualified as such under U.S. federal income tax laws, stock options that do not qualify as incentive stock options, stock appreciation rights, restricted stock awards, and performance units. The maximum aggregate number of shares of Common Stock that may be subject to awards under the Long-Term Incentive Plan is 8,634,878. Through March 31, 2006, the Company had issued 2,482,297 shares of restricted stock (net of forfeitures) under the Long-Term Incentive Plan, 846,621 of which had become unrestricted, and 1,635,676 of which were still restricted. As of March 31, 2006, there were outstanding options to acquire an aggregate of 3,834,109 shares of Common Stock under the Long-Term Incentive Plan. The exercise prices for such stock options range from $9.74 to $36.00. As of March 31, 2006, the Company had outstanding performance units representing the right to receive, at the election of the grantee, an aggregate of up to 28,504 shares of the Company’s common stock or cash in an amount equal to the fair market value of such shares of common stock on the distribution date or dates. At March 31, 2006, the Company had previously issued 1,405,892 shares of Common Stock upon the exercise of non-qualified stock options under the Long-Term Incentive Plan. Accounting for such previous exercises and the outstanding awards described in this paragraph, at March 31, 2006, the maximum number of shares that may be subject to future awards under the Long-Term Incentive Plan is 874,575. If any currently outstanding awards are forfeited in the future, the shares underlying such forfeited awards will become eligible for reissuance under the Long-Term Incentive Plan.

Upon a change in control of the Company, if approved by the Compensation Committee of the Board of Directors, (a) all outstanding stock options and stock appreciation rights will immediately vest and become exercisable by the holder, (b) the restriction period on all awards of restricted stock will immediately be accelerated and the restrictions will expire, (c) the target payout opportunity attainable under all performance units will be deemed to be fully earned for all performance periods and the holder will be paid (in cash within 30 days after the change in control for cash-based performance units and in stock upon the change in control for stock-based performance units) a pro rata portion of all associated targeted payout opportunities based on the number of complete and partial calendar months elapsed as of the date of the change in control. In the event that a change in control involves a merger or consolidation in which the Company is not the surviving entity or in which all of the outstanding shares of capital stock of the Company are exchanged for shares of capital stock in another entity, or in the event a change in control involves a sale of substantially all of the assets of the Company, and in connection with the change in control securities, cash or property are issuable or deliverable in exchange for capital stock of the Company, then the holders of awards granted under the Long-Term Incentive Plan will be entitled to receive (in a form appropriate for each particular form of award) the amount of securities, cash or property to which they would be entitled as if their particular award were in the form of capital stock of the Company. In addition, under employment agreements with Messrs. Sulentic, Concannon, Groch, McClain, Stirek, Roth, Lafitte, Khourie and Paddison, the Company has agreed that all awards held by these executive officers will automatically vest in full upon the occurrence of a change in control.

Assumed Option Plan

In connection with the formation of the Company in 1997 as the successor to Trammell Crow Company, a Texas close corporation (the “Predecessor Company”), the Company agreed to assume the Trammell Crow Company 1997 Stock Option Plan (the “Assumed Option Plan”), which had been adopted by the Predecessor Company. On August 1, 1997, the Predecessor Company granted to certain of its employees nonqualified stock options to acquire an aggregate of 1,626 shares of its common stock, which constitutes all shares authorized under the Assumed Option Plan. In connection with the formation of the Company, the Company assumed the Predecessor Company’s obligations with respect to all such options, and the Company became obligated to issue up to an aggregate of 2,423,769 shares of Common Stock at a purchase price of $3.85 per share upon the exercise of such options. All of such options vested upon the closing of the Company’s initial public offering in November 1997 and became exercisable 30 days thereafter. The options expire on August 1, 2007, and are not contingent on continued employment with the Company. As of March 31, 2006, 2,053,099 shares of Common Stock had been issued upon the exercise of options pursuant to the Assumed Option Plan and 293,679 shares were the subject of outstanding awards under the Assumed Option Plan. No additional options will be granted under the Assumed Option Plan.

Employee Stock Purchase Plan

The Company maintains the Stock Purchase Plan to encourage employees to become and remain stockholders of the Company and to provide employees an opportunity to do so through payroll deductions. Purchases of stock under the Stock Purchase Plan are intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986 (as amended, the “Code”).

All regular full-time or part-time employees of the Company or any of its parent or subsidiary corporations (other than certain international employees) who are customarily employed at least 20 hours per week and at least 5 months per year are eligible to participate in the Stock Purchase Plan in an amount up to 10% of their annual compensation not to exceed 250 shares of common stock in any option period (which occur twice in each calendar year) or $25,000 worth of common stock in any calendar year, subject to other limitations imposed by Section 423(b) of the Code. No employee may purchase stock pursuant to the Stock Purchase Plan if after the purchase the employee would own 5% or more of the voting power or value of all classes of stock of the Company or its subsidiaries. The purchase price per share at which shares of Common Stock are sold under the Stock Purchase Plan is an amount equal to 85% of the fair market value of Common Stock on the date of exercise. Employees may not sell stock purchased through the Stock Purchase Plan for a period of twelve months from the date of purchase. At March 31, 2006, approximately 6,582 employees of the Company and its subsidiaries were eligible to participate in the Stock Purchase Plan. A total of 3,000,000 shares of Common Stock are reserved for issuance and may be subject to outstanding awards under the Stock Purchase Plan. As of March 31, 2006, 1,211 eligible employees of the Company and its subsidiaries had elected to participate in the Stock Purchase Plan. Through March 31, 2006, participants had purchased an aggregate of 2,131,606 shares of

Common Stock under the Stock Purchase Plan at a weighted average purchase price of $11.97 per share, and 868,394 shares were available for future awards under the Stock Purchase Plan.

401(k) Plan

The Company sponsors a retirement plan called the Trammell Crow Company Retirement Savings Plan (the “401(k) Plan”). As of December 31, 2005, the total assets held by the 401(k) Plan were valued at approximately $218,000,000. Prudential Bank and Trust FSB is the trustee for the assets held under the Company’s 401(k) Plan (other than certain life insurance policies held under a trust for which Robert A. James and Derek R. McClain are the trustees). Employees (including members of management) are eligible to make voluntary contributions under the 401(k) Plan which in some instances may range up to 100% of their annual compensation, subject to the applicable limitations in the Code. The Company is permitted to make a discretionary contribution to the 401(k) Plan each fiscal quarter which is allocated among participants as a matching contribution based on their contributions under the 401(k) Plan. The Company’s current policy is to match up to the lesser of (i) 50% of all contributions up to 6% of an employee’s compensation and (ii) $7,500 per year. The 401(k) Plan permits employees to direct investments of their accounts in Common Stock and among a selection of mutual funds. At December 31, 2005, approximately 2.6% of the 401(k) Plan assets consisted of Common Stock. The 401(k) Plan is intended to qualify as a profit sharing plan under Sections 401(a) and 401(k) of the Code.

Employment Agreements

We have entered into employment agreements with the following named executive officers: Messrs. Sulentic, Concannon, Groch, Khourie, Lafitte, Roth and Stirek. Following is a summary of certain material terms of these employment agreements.

Robert E. Sulentic. Mr. Sulentic’s employment agreement became effective October 17, 2003, with the initial term ending December 31, 2006. The agreement was amended on October 17, 2005 to extend the term until December 31, 2007. The term automatically renews for additional one-year terms each December 31 unless either we or Mr. Sulentic provides a notice of termination. The Employment Agreement provides that Mr. Sulentic will receive an annual base salary in accordance with our customary payroll practices for executive officers, subject to increase at any time by the Board of Directors, or decrease in the same manner and to the same extent that the annual base salary of other senior executives are decreased. Mr. Sulentic is eligible to receive annual bonus payments as the Board of Directors or the Compensation Committee of the Board of Directors may specify in its sole discretion, and is entitled to participate in our compensation, retirement, health and welfare benefit plans applicable to our executive officers. Mr. Sulentic is entitled to certain termination payments in the event that, prior to a change in control, he is terminated by us without cause or he terminates his employment with good reason.

If we experience a change in control and Mr. Sulentic’s employment is terminated on or within two years thereafter by us without cause, by Mr. Sulentic for good reason, or upon our election not to renew Mr. Sulentic’s employment, Mr. Sulentic is entitled to receive the following compensation in addition to awarded but unpaid bonuses and accrued base salary, benefits and investment plan participation amounts: (i) cash payments in the amounts of three times (a) Mr. Sulentic’s highest annual base salary for the preceding 12 months, and (b) one-half of Mr. Sulentic’s mean annual bonus for the preceding three years plus one-half of Mr. Sulentic’s current annual bonus target; (ii) cash payments in the amounts of (a) the unvested portion of any matching contribution account under our 401(k) Plan, and (b) three times our matching contribution under our 401(k) Plan for the calendar year prior to the year in which the termination occurs; (iii) continuing coverage under our health plan for three years, with the active employee cost to be paid by Mr. Sulentic; (iv) a pro rated bonus payment based on the average percentage of annual cash incentive bonuses paid to our other senior executives, payable when such incentive bonuses are paid to other senior executives; (v) expenses for enrollment in an outplacement program for up to 12 months; and (vi) continued vesting of all awards granted after a change in control under our Long-Term Incentive Plan for a period of two years. Mr. Sulentic also may terminate his employment no later than the seventh calendar month following a change in control and receive the compensation and benefits described above. Upon a change in control, all awards held by Mr. Sulentic pursuant to our equity incentive plans will automatically vest and become exercisable. The employment agreement provides that Mr. Sulentic may not compete with us or solicit our employees, or interfere with certain of our business relationships, during his employment with us and for 15 months after termination in the event the termination is by us for cause, by Mr. Sulentic without good reason, or due to a non-renewal election by Mr. Sulentic within two years after a change in control.

William F. Concannon. Mr. Concannon’s employment agreement was amended and restated on October 17, 2005, and the term of Mr. Concannon’s employment agreement was extended from March 31, 2006 to December 31, 2007. The term automatically renews for additional one-year terms each December 31 unless either the Company or Mr. Concannon provides a notice of termination. The employment agreement provides that Mr. Concannon will receive an annual base salary payable in accordance with our customary payroll practices for executive officers, subject to increase at any time by the Board of Directors, and subject to decrease in the same manner and to the same extent that the annual base salary of other senior executives is decreased. Mr. Concannon is eligible to receive annual bonus payments as the Board of Directors or the Compensation Committee of the Board of Directors may specify in its sole discretion, and is entitled to participate in our compensation, retirement, health and welfare benefit plans applicable to our executive officers. Mr. Concannon is entitled to certain termination payments in the event that, prior to a change in control, he is terminated by us without cause or he terminates his employment with good reason.

If we experience a change in control and Mr. Concannon’s employment is terminated on or within two years thereafter by us without cause, by Mr. Concannon for good reason or upon our election not to renew Mr. Concannon’s employment, then Mr. Concannon is entitled to receive the following compensation in addition to awarded but unpaid bonuses and accrued base salary, benefits and investment plan participation amounts: (i) cash payments in the amounts of two and one-half times (a) Mr. Concannon’s highest annual base salary for the preceding 12 months, and (b) one-half of Mr. Concannon’s mean annual bonus for the preceding three years plus one-half of Mr. Concannon’s current annual bonus target; (ii) continuing coverage under our health plan for two and one-half years, with the active employee cost to be paid by Mr. Concannon; (iii) a pro rated bonus payment based on the average percentage of annual cash incentive bonuses paid to our other senior executives, payable when such incentive bonuses are paid to other senior executives; (iv) expenses for enrollment in an outplacement program for up to 12 months; and (v) continued vesting of all equity awards granted under our Long Term Incentive Plan for a period of 18 months after termination. Upon a change in control, all awards held by Mr. Concannon pursuant to our equity incentive plans will automatically vest and become exercisable. The employment agreement provides that Mr. Concannon may not compete with us or solicit our employees, or interfere with certain of our business relationships, during his employment with us and for 12 months after termination in the event the termination is by us for cause, by Mr. Concannon without good reason or due to a non-renewal election by Mr. Concannon within two years after a change in control.

James R. Groch. Mr. Groch’s employment agreement became effective October 17, 2003, with an initial term ending on December 31, 2006. The agreement was amended on October 17, 2005 to extend the term until December 31, 2007. The term automatically renews for additional one-year terms each December 31 unless either we or Mr. Groch provides a notice of termination. The Employment Agreement provides that Mr. Groch will receive an annual base salary payable in accordance with our customary payroll practices for executive officers, subject to increase at any time by the Board of Directors, and subject to decrease in the same manner and to the same extent that the annual base salary of other senior executives is decreased. Mr. Groch is eligible to receive annual bonus payments as the Board of Directors or the Compensation Committee of the Board of Directors may specify in its sole discretion, and is entitled to participate in our compensation, retirement, health and welfare benefit plans applicable to our executive officers. Mr. Groch is entitled to certain termination payments in the event that, prior to a change in control, he is terminated by us without cause or he terminates his employment with good reason. If we experience a change in control and Mr. Groch’s employment is terminated on or within two years thereafter by us without cause, by Mr. Groch for good reason or upon our election not to renew Mr. Groch’s employment, Mr. Groch is entitled to receive the following compensation in addition to awarded but unpaid bonuses and accrued base salary, benefits and investment plan participation amounts: (i) cash payments in the amounts of two and one-half times (a) Mr. Groch’s highest annual base salary for the preceding 12 months, and (b) one-half of Mr. Groch’s mean annual bonus for the preceding three years plus one-half of Mr. Groch’s current annual bonus target; (ii) cash payments in the amounts of (a) the unvested portion of any matching contribution account under our 401(k) Plan, and (b) two and one-half times our matching contribution under our 401(k) Plan for the calendar year prior to the year in which the termination occurs; (iii) continuing coverage under our health plan for two and one-half years, with the active employee cost to be paid by Mr. Groch; (iv) a pro rated bonus payment based on the average percentage of annual cash incentive bonuses paid to our other senior executives, payable when such incentive bonuses are paid to other senior executives; (v) expenses for enrollment in an outplacement program for up to 12 months; and (vi) continued vesting of all awards granted after a change in control under our Long Term Incentive Plan for a period of 18 months. Mr. Groch also may terminate his employment no later than the seventh calendar month following a change in control and receive the compensation and benefits described above. Upon a change in control, all awards held by Mr. Groch pursuant to our equity incentive plans will automatically vest and become exercisable.

The employment agreement provides that Mr. Groch may not compete with us or solicit our employees, or interfere with certain of our business relationships, during his employment with us and for 12 months after termination in the event the termination is by us for cause, by Mr. Groch without good reason, or due to a non-renewal election by Mr. Groch within two years after a change in control.

Matthew S. Khourie. Mr. Khourie’s employment agreement became effective September 28, 2004, with an initial term ending on December 31, 2006. The agreement was amended on October 17, 2005 to extend the term until December 31, 2007. The term automatically renews for additional one-year terms each December 31 unless either we or Mr. Khourie provides a notice of termination. The Employment Agreement provides that Mr. Khourie will receive an annual base salary payable in accordance with our customary payroll practices for executive officers, subject to increase at any time by the Board of Directors, and subject to decrease in the same manner and to the same extent that the annual base salary of other senior executives is decreased. Mr. Khourie is eligible to receive annual bonus payments as the Board of Directors or the Compensation Committee of the Board of Directors may specify in its sole discretion, and is entitled to participate in our compensation, retirement, health and welfare benefit plans applicable to our executive officers. Mr. Khourie is entitled to certain termination payments in the event that, prior to a change in control, he is terminated by us without cause or he terminates his employment with good reason. If we experience a change in control and Mr. Khourie’s employment is terminated on or within two years thereafter by us without cause, by Mr. Khourie for good reason or upon our election not to renew Mr. Khourie’s employment, Mr. Khourie is entitled to receive the following compensation in addition to awarded but unpaid bonuses and accrued base salary, benefits and investment plan participation amounts: (i) cash payments in the amounts of two and one-half times (a) Mr. Khourie’s highest annual base salary for the preceding 12 months, and (b) one-half of Mr. Khourie’s mean annual bonus for the preceding three years plus one-half of Mr. Khourie’s current annual bonus target; (ii) cash payments in the amounts of (a) the unvested portion of any matching contribution account under our 401(k) Plan, and (b) two and one-half times our matching contribution under our 401(k) Plan for the calendar year prior to the year in which the termination occurs; (iii) continuing coverage under our health plan for two and one-half years, with the active employee cost to be paid by Mr. Khourie; (iv) a pro rated bonus payment based on the average percentage of annual cash incentive bonuses paid to our other senior executives, payable when such incentive bonuses are paid to other senior executives; (v) expenses for enrollment in an outplacement program for up to 12 months; and (vi)

continued vesting of all awards granted after a change in control under our Long Term Incentive Plan for a period of 18 months. Upon a change in control, all awards held by Mr. Khourie pursuant to our equity incentive plans will automatically vest and become exercisable.

The employment agreement provides that Mr. Khourie may not compete with us or solicit our employees, or interfere with certain of our business relationships, during his employment with us and for 12 months after termination in the event the termination is by us for cause, by Mr. Khourie without good reason, or due to a non-renewal election by Mr. Khourie within two years after a change in control.

Michael J. Lafitte. Mr. Lafitte’s employment agreement was amended and restated on October 17, 2005, and the term of Mr. Lafitte’s employment agreement was extended from December 31, 2006 to December 31, 2007. The employment agreement has terms substantially similar to the employment agreement between us and Mr. Concannon described above.

T. Christopher Roth. Mr. Roth’s employment agreement became effective April 6, 2004, with an initial term ending on December 31, 2006. The agreement was amended on October 17, 2005 to extend the term until December 31, 2007. The employment agreement has terms substantially similar to the employment agreement between us and Mr. Khourie described above.

John A. Stirek. Mr. Stirek’s employment agreement became effective March 2, 2004, with an initial term ending on December 31, 2006. The agreement was amended on October 17, 2005 to extend the term until December 31, 2007. The employment agreement has terms substantially similar to the employment agreement between us and Mr. Khourie described above.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is currently composed of James R. Erwin, Jeffrey M. Heller and Michael A. Moses. As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Registered Independent Public Accounting Firm is responsible for auditing the Company’s financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to their conformity with United States generally accepted accounting principles. In the performance of its oversight function, the Audit Committee has reviewed and discussed with the Company’s management and the Company’s Registered Independent Public Accounting Firm the Company’s audited financial statements for the year ended December 31, 2005. The Audit Committee has also discussed with the Company’s Registered Independent Public Accounting Firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the Company’s Registered Independent Public Accounting Firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as currently in effect. The Audit Committee has also considered whether the Registered Independent Public Accounting Firm’s provision of non-audit services to the Company is compatible with maintaining their independence and discussed with them their independence from the Company and its management.

Although the members of the Audit Committee meet the applicable membership requirements of the New York Stock Exchange, they are not professionally engaged in the practice of accounting or auditing. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the Registered Independent Public Accounting Firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis by which to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with United States generally accepted accounting principles or that the Company’s Registered Independent Public Accounting Firm is in fact “independent.”

Based upon the reports and the Audit Committee’s discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

This Audit Committee of the Board of Directors is:

James R. Erwin, Chairman

Jeffrey M. Heller

Michael A. Moses

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the fees billed by Ernst & Young for services provided during the fiscal years ended December 31, 2005 and 2004.

	2005	2004

Audit Fees (1)	$1,373,452	$1,317,740
Audit-Related Fees (2)	215,149	237,615
Tax Fees (3)	52,961	129,016
All Other Fees	1,624	5,924
Total	$1,643,186	$1,690,295

(1)                                  Represents fees for professional services provided in connection with the audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements, and audit of management’s assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act.

(2)                                  Represents fees for professional services in connection with matters related to the Company’s employee benefit plan, accounting consultations, internal controls, acquisitions and purchases, and attest services not required by statute or regulation.

(3)                                  Represents fees for professional services in connection with tax return preparation and tax consulting and review.

During 2005, the Audit Committee pre-approved all of the services described above. All non-audit services were reviewed with the Audit Committee, which concluded that the provision of such services by the Ernst & Young was compatible with the maintenance of the outside auditor’s independence in the conduct of its auditing functions.

AUDIT COMMITTEE POLICIES AND PROCEDURES FOR
PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The Audit Committee is responsible for pre-approving audit and non-audit services performed by the independent auditor in order to assure that the provision of those services does not impair the auditor’s independence. Unless a service to be provided by the independent auditor has been pre-approved by the

Audit Committee under an annual pre-approval policy framework adopted by the Audit Committee, it will require specific pre-approval of the engagement by the Audit Committee. The Audit Committee’s pre-approval policy contemplates that each year the Audit Committee will designate detailed categories of recurring or foreseeable specified audit services, audit-related services, tax services and other services that may be performed without further specific engagement pre-approval. The Audit Committee may delegate pre-approval authority to one or more of its members, including to a subcommittee of the Audit Committee. As contemplated by these procedures, the Audit Committee has adopted a pre-approval policy framework listing specified audit and non-audit services and determining that the types of non-audit services proposed to be performed by the independent auditor will not affect its independence.

The Audit Committee receives regular reports informing it of the status of each service being performed pursuant to its pre-approval policy. The Audit Committee may adjust, supplement or revise its policy for pre-approval of services as it deems necessary or appropriate. Pre-approval requirements extend not only to audit and non-audit services performed for the Company, but also to those performed for the Company’s subsidiaries.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

Role of the Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee”) is comprised of Mr. Feeny (the Committee Chairman), Mr. Erwin and Dr. Moriarty. Each of Mr. Feeny, Mr. Erwin and Dr. Moriarty is a non employee director of the Company and has been found by the Board of Directors to be independent.

The Committee serves the purposes and carries out the duties established for it in the Compensation Committee Charter adopted by the Board of Directors. These purposes and duties include approving the compensation for the non-employee members of the Board of Directors and the annual salaries, bonuses and long term incentive awards for the Company’s executive officers, including the Chief Executive Officer. The Committee also administers the Long Term Incentive Plan and, subject to the provisions of such plan, determines grants under such plan for all consultants, directors and employees, including executive officers. It has been the Committee’s regular practice to engage outside compensation consultants to advise it with respect to a variety of matters considered by the Committee. Certain matters considered by the Committee are resolved subject to review and approval by the full Board of Directors.

The Committee held four meetings during the Company’s fiscal year ended December 31, 2005. At those meetings the Committee (i) reviewed the Company’s compensation practices for directors and employees, (ii) established compensation levels for the Company’s senior executives, (iii) granted performance unit awards and restricted stock to non-employee directors, certain senior executives and other key employees of the Company and its subsidiaries, (iv) considered and approved the terms of employment agreements for certain of the Company’s senior executives and approved the extension of the terms for all executive employment agreements, (v) reviewed the performance of the Company’s senior executives in light of their established individual performance criteria, (vi) evaluated and updated, as it determined appropriate, the Committee’s charter and regular business work plan, (vii) evaluated the Committee’s performance and its work processes, (viii) considered other matters related to the role that compensation and related topics play in pursuing the strategic objectives established by the Board of Directors, and (ix) conducted regular sessions without management present.

Principles of Executive Compensation

The Company’s executive compensation philosophy is designed to (a) establish competitive levels of compensation driven by individual performance criteria that support the Company’s annual and long term performance goals, (b) reward above average performance, (c) recognize individual initiative and achievement, (d) assist the Company in attracting and retaining talented executives, and (d) align the interests of executives with the long term interests of the Company’s stockholders. The Company believes that furtherance of these objectives is best accomplished by providing senior executives with compensation packages that consist of a combination of base salary, annual incentive bonus and grants of equity awards under the Company’s Long Term Incentive Plan. The Company’s base salary component is designed to be comparable to median base salaries paid by other real estate companies, other service companies comparable in size to the Company and other organizations with whom the Company competes for the services of the professionals that execute the Company’s business. The Company emphasizes performance related incentive compensation (such as cash bonuses and equity grants) to reward executives for favorable individual performance, favorable Company performance (including financial performance) and the creation of stockholder value. This balance is intended to reflect each executive’s position, experience and ability to affect the Company’s performance, and to provide the executive with strong financial incentives to achieve key business and individual performance objectives.

The Committee takes into account various quantitative indicators of corporate and individual performance in determining the level of compensation for each senior executive (such as growth in earnings and the achievement of personal or business unit objectives). These quantitative measures may vary from employee to employee and from year to year depending on the strategic objectives the Company wishes to emphasize at the time the measures are established. For instance, while Company earnings are generally a primary driver of executive compensation, the Committee may establish performance objectives that focus on other quantitative criteria intended to assure that the Company is positioned to grow and perform in the longer run, although the costs of pursuing these objectives may have a negative impact on the Company’s short term financial performance. The Committee also recognizes the importance of individual achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as demonstrated leadership and overall contributions to the Company.

From time to time the Company determines competitive levels of compensation for executive positions based on information drawn from compensation surveys, proxy statements for comparable organizations and other information provided by the Committee’s compensation consultants. The compensation surveys, proxy statements and other information used are for other real estate companies, other service companies comparable in size to the Company and other organizations with whom the Company competes for the services of the professionals that execute the Company’s business.

It should be noted that the value of any individual executive’s compensation package will vary significantly based on performance. While the expected value of an executive’s compensation package may be competitive, actual payments made to executives in a given year may be higher or lower than competitive market rates because of performance.

Description of the Executive Compensation Program

The compensation of executive officers is periodically reviewed to ensure an appropriate mix of base salary, annual incentive and long term incentive to provide competitive total direct compensation opportunities consistent with the pay philosophy articulated above. A description of each of the principal elements of the Company’s 2005 executive compensation program follows.

Base Salary

The Company believes that it is crucial to provide competitive salaries in order to attract and retain talented executive officers. The objective of the Company’s base salary program is to provide executive officers with salaries that are comparable to the market median. Given that the Company competes with other organizations that have different management structures and different business mixes, establishing the appropriate market median is a complex and inherently imprecise undertaking. Base salaries for individual executives are set at levels considered appropriate in light of their position, level of responsibility within the Company, tenure and performance. Base salaries are reviewed by the Committee from time to time and are subject to adjustment based on evaluations of an executive’s past and expected future contributions to the Company, changes in competitive pay levels and profitability of the Company.

Annual Cash Bonus

The Company’s annual cash bonus program assists the Company in rewarding and motivating key employees. Under the Company’s current annual cash incentive policies, the aggregate amount available for bonus payments to all senior executives is determined by the level of the Company’s pre-tax earnings. The portion of this aggregate amount paid to each individual executive depends upon the extent to which his or her performance objectives are achieved for the relevant performance period, and how that executive’s performance compares to the performance of his or her peers at the Company.

Cash bonus awards for the Company’s senior executives are targeted at levels which, when combined with the executive’s base salary, provide the executive with annual cash compensation that is consistent with market rates. The Company’s Chief Executive Officer was assigned a 2005 bonus target of 200% of his annual salary. As a percentage of salary, 2005 bonus targets for other senior executives ranged from 125% to 175%. While these amounts are established as bonus targets, the Committee has discretion to award senior executives bonus amounts that are less than or in excess of the bonus targets, depending on an assessment of the executive’s performance and the overall performance and profitability of the Company.

With respect to each fiscal year, each senior executive is assigned performance objectives that are consistent with the Company’s strategic objectives established by the Board of Directors. These objectives may relate to the executive’s personal performance or performance of the executive’s business unit or the Company as a whole. Following the end of the fiscal year, the executive’s actual performance is measured against the performance objectives established for that year.

Equity Incentive Compensation

The Company believes that certain of its senior executives should have an ongoing stake in the long term success of the Company’s business. The Company also believes that these senior executives should have a sizeable portion of their total potential compensation based upon the value of the Company’s stock, since stock-related compensation aligns the executive’s economic interests with that of the Company’s stockholders. The Committee periodically reviews the Company’s practices with respect to equity-based compensation, and has revised those practices from time to time as it deems appropriate to aid the Company in the pursuit of its strategic objectives.

The Long Term Incentive Plan authorizes the granting of incentive and nonqualified stock options, stock appreciation rights and restricted stock awards to directors, executives and other key employees and consultants of the Company and its subsidiaries. To align the interests of senior officers with the interests of stockholders, the Committee’s policy regarding such awards from and since 2003 has been to make restricted stock grants. Under this program, the Committee determines the number of shares of restricted stock to be granted to each of its executives based upon such executive’s position, ability to affect Company performance, tenure and the achievement of performance objectives established for the executive and/or the executive’s business unit. The Committee also considers the extent to which the executive has received equity grants in the recent past. To encourage retention, shares granted to executives under this plan are subject to vesting restrictions.

In 2005, the Committee awarded a total of 217,536 shares of restricted stock to executive officers as part of its annual incentive plan. Mr. Sulentic received a grant of 39,753 shares. All such shares vest on the fourth anniversary of the date of grant.

The Committee will review annually the size and form of equity incentives for senior executives to ensure that its equity incentive compensation program is consistent with the Company’s business strategy and prevailing market conditions.

Chief Executive Officer Pay

The Committee reviews the compensation of the Chief Executive Officer, who is responsible for the strategic and financial performance of the Company, and the Committee’s recommendation with respect to the Chief Executive Officer’s compensation is subject to approval by the Board of Directors.

As noted before, Mr. Sulentic was assigned a 2005 bonus target of $940,000 (200% of his 2005 annual salary). Given the level of the Company’s 2005 earnings, the aggregate amount available for bonus payments to all senior executives, including the Chief Executive Officer, was sufficient to generally allow payment of bonuses that materially exceeded full bonus targets if performance warranted it. After considering Mr. Sulentic’s performance in 2005, which the Board of Directors assessed to be very favorable, the Committee determined that his performance would make it appropriate to award an annual cash incentive bonus of $1,450,000. In coming to this determination, the Committee did not apply a strictly quantitative analysis against a set of quantitative objectives. Rather, the Committee considered a variety of quantitative and qualitative factors to measure Mr. Sulentic’s performance as the Company’s Chief Executive Officer. The Committee recognized Mr. Sulentic’s work in establishing strategic initiatives for the Company and the Company’s success in implementing those initiatives. The objective matters considered by the Committee included (i) the Company’s 2005 earnings and share price performance, (ii) the Company’s continued success on customer service and customer satisfaction initiatives, (iii) the growth and retention of the Company’s professional ranks in a manner that supports the Company’s strategic objectives, (iv) progress on the establishment of certain investment funds sponsored by the Company, (v) the Company’s growth in certain identified markets, and (vi) the Company’s continued progress on other operational and strategic initiatives throughout 2005. The qualitative matters considered by the Committee included the example Mr. Sulentic provides to his leadership team and the rest of the Company’s employees, as well as his business ethics and integrity.

When informed of the Committee’s determination, Mr. Sulentic told the Committee that he believed the acceptance of a lesser annual incentive bonus would make it possible to provide larger rewards for other senior officers (including non executives) who had performed admirably for the Company in 2005, while still constituting a fair reward to him for favorable performance. He noted his belief that it was in the long term interest of the Company and himself to accept an annual incentive bonus that was less than that originally determined by the Committee. After further discussion, in light of Mr. Sulentic’s request, the Committee awarded him a bonus of $940,000.

Based on information available to the Committee, the Committee believes that the base salary and other compensation paid to Mr. Sulentic for his service as the Company’s Chief Executive Officer in 2005 was reasonable to the Company.

$1 Million Pay Deductibility Cap

Section 162(m) of the Code generally imposes a $1 million per person annual limit on the amount the Company may deduct as compensation expense for its Chief Executive Officer and its four other highest paid officers. To the extent readily determinable, and as one of the factors in considering compensation matters, the Committee considers the anticipated tax treatment to the Company and to its executives of various payments and benefits. Some types of compensation payments and their deductibility (e.g., the spread on exercise of non qualified options) depend upon the timing of an executive’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Committee’s control also affect the deductibility of compensation. For these and other reasons, the Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Code. Therefore the Committee, subject to the factors provided above, has the discretion to grant awards which result in non deductible compensation.

The Compensation Committee of the Board of Directors with respect to the 2005 calendar year was:

Curtis F. Feeny, Chairman
James R. Erwin
Rowland T. Moriarty

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors currently consists of Messrs. Erwin and Feeny and Dr. Moriarty. None of such persons are officers or employees or former officers of the Company. Certain directors are parties to, or have interests in, transactions with the Company, as described under “Certain Relationships and Related Transactions.”

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

Certain Investment Activities

Beginning in February 2001, the Company and certain independent investors collectively invested in Trammell Crow Investment Fund IV, L.P. (“Fund IV”), which invested in various real estate projects and investments owned, developed and/or managed by entities affiliated with the Company. Also in 2001, Mr. Stirek’s father purchased for $1,600,000 a 44% ownership interest in TC Meridian Tower L.P. (“TC Meridian”), a real estate project in Tulsa, Oklahoma, in which Fund IV has invested. Mr. Stirek’s father subsequently contributed his interest in TC Meridian to LTJ Tulsa LLC (“LTJ Tulsa”), an entity in which Mr. Stirek and his two sisters own equal one-third ownership interests. Through December 31, 2005, Fund IV had contributed a total of $1,996,400 to TC Meridian Tower and Mr. Stirek’s father and LTJ Tulsa had contributed a total of $1,600,000. Through December 31, 2005, Fund IV and LTJ Tulsa had received distributions from TC Meridian Tower of $707,064 and $566,661, respectively. In 2005, Fund IV and LTJ Tulsa made no contributions to, and received no distributions from, TC Meridian.

During January 2004, the Company, certain independent investors and certain senior employees of the Company formed Trammell Crow Investment Fund V, L.P. (“Fund V”), which was established to invest in various real estate projects and investments owned, developed and/or managed by entities affiliated with the Company.  Through December 31, 2005, Fund V investors have made capital commitments of $50,175,000 in the aggregate, of which $10,000,000 was committed by the Company,

$1,925,000 was committed by current and former senior employees and $38,250,000 was committed by other investors.

At the time Fund V was established, the Board of Directors and its Audit Committee determined that permitting investment in Fund V by certain senior employees was in the Company’s best interest. The Company’s executive officers at the time the fund was formed and members of the Company’s capital markets group were not allowed to invest in Fund V because these individuals may be in a position to influence investment decisions by the fund. However, Mr. Khourie and Ms. Paddison became investors in Fund V prior to being named executive officers by the Board of Directors. They will maintain their interests in Fund V and will continue to be subject to their respective $50,000 investment commitments.

The management, accounting and other day-to-day operational functions of Fund V are performed by the Company or one of its subsidiaries. Fund V reimburses the Company for a portion of the management services so provided. Fund V reimburses the Company for all other direct and indirect costs of operating Fund V. Subsidiaries of Fund V may enter into agreements with the Company or its affiliates for the performance of development and/or asset management services for Fund V and its real estate projects and investments, or property management and leasing functions for Fund V’s real estate projects and investments. Through December 31, 2005, the Company had made total contributions to Fund V of $5,728,453, and Mr. Khourie and Ms. Paddison had each made total contributions to Fund V of $28,641. In 2005, the Company made contributions of $1,609,357 to Fund V, and Mr. Khourie and Ms. Paddison each made contributions of $7,549 to Fund V. In 2005, the Company received distributions from Fund V of $1,458,155, and Mr. Khourie and Ms. Paddison each received distributions from Fund V of $7,291. Neither the Company, Mr. Khourie nor Ms. Paddison received any distributions from Fund V prior to 2005.

Relationships with J. McDonald Williams

In 1994, a subsidiary of the Company and an affiliate of Mr. Williams invested on a side-by-side basis in Spark 94 Associates, Ltd., which holds an interest in a development project. In 2005, the affiliate of Mr. Williams and such subsidiary made no contributions and received distributions of $155,583 and $19,452, respectively, from Sparks 94 Associates, Ltd.

Relationship with Legacy Bank

During 2004, the Company entered into a construction loan with Legacy Bank in the aggregate amount of $8,726,000 with respect to a development project. Of this aggregate amount, $8,218,269 was funded and subsequently repaid as of December 31, 2005. This amount included $275,911 of interest costs paid and $52,856 of loan fees paid. During 2005, the Company entered into another construction loan with Legacy Bank in the aggregate amount of $10,600,000 with respect to a different development project. Of this aggregate amount, $5,915,594 was funded in 2005. This amount includes interest costs of $80,388 and loan fees of $126,081. As of December 31, 2005, the Company had accrued an additional $6,729 of interest that has not yet been drawn on the loan. The family of Michael J. Lafitte, an executive officer of the Company, owns less than 10% of the outstanding capital stock of Legacy Bank and Mr. Lafitte’s brother is an officer of Legacy Bank. Mr. Lafitte was not involved in procuring, negotiating or executing either of these loans.

Representation of Best & Associates

Dr. Moses is the Vice Chairman of Higher Ed Holdings, LLC, an educational consulting firm. During 2005, the Company represented Best & Associates, the parent company of Higher Ed Holdings in the negotiation of a lease for expansion of office space in Dallas, Texas. Dr. Moses was not involved in the hiring of the Company to represent Best & Associates, nor in the negotiation of the lease expansion.

In connection with this representation, the Company earned a commission of approximately $75,000 payable by the landlord.

PERFORMANCE GRAPH

The Performance Graph shown below was prepared by the Company for use in this Proxy Statement. Note that historic stock price performance is not necessarily indicative of future stock performance. The graph was prepared based upon the following assumptions:

1.                                       $100 was invested in the Company’s Common Stock, the NYSE Market Index and the Company’s Peer Group (as defined below) on December 31, 2000.

2.                                       Peer Group investment is weighted based on the market capitalization of each individual company within the Peer Group at the beginning of the comparison period.

3.                                       Dividends are reinvested on the ex-dividend dates.

The companies that comprise the Company’s Peer Group for purposes of stockholder return comparisons are as follows:  CB Richard Ellis Group, Inc. (beginning with its initial public offering in June 2004), Grubb & Ellis Company, Jones Lang LaSalle Incorporated and Insignia Financial Group, Inc. (until its merger with CB Richard Ellis Group, Inc. in August 2003).

COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE

COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS

	FISCAL YEAR ENDING
COMPANY/INDEX/MARKET	12/29/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/30/2005
Trammell Crow	100.00	86.67	66.67	98.15	134.15	190.00
Peer Group Index	100.00	97.45	71.12	109.80	229.36	374.96
NYSE Market Index	100.00	91.09	74.41	96.39	108.85	117.84

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND MANAGEMENT

The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Common Stock as of the Record Date, by (a) each current director of the Company; (b) each of the Named Executive Officers; (c) all executive officers and directors of the Company as a group; and (d) each other person known to the Company to own beneficially more than five percent of the Common Stock outstanding on the Record Date.

Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company. The number of shares beneficially owned by a person includes shares of Common Stock that are subject to stock options that are either currently exercisable or exercisable within 60 days after the Record Date. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to the Company’s knowledge, each stockholder has sole voting and dispositive power with respect to the securities beneficially owned by that stockholder. On the Record Date, there were 35,954,091 shares of Common Stock outstanding.

Name	Number of Shares Owned		Percentage of Shares Beneficially Owned
Third Avenue Management LLC 622 Third Avenue, 32nd Floor New York, New York 10017-2023	6,642,282	(1)	18.5%
Robert E. Sulentic	926,426	(2)	2.5%
William F. Concannon	718,998	(3)	2.0%
J. McDonald Williams	579,906	(4)	1.6%
James R. Groch	491,052	(5)	1.4%
Matthew S. Khourie	403,626	(6)	1.1%
John A. Stirek	347,670	(7)	1.0%
T. Christopher Roth	347,214	(8)	1.0%
Michael J. Lafitte	214,610	(9)	*
Rowland T. Moriarty	117,326	(10)	*
James R. Erwin	56,426	(11)	*
Jeffrey M. Heller	47,426	(12)	*
Curtis F. Feeny	40,868	(13)	*
Michael A. Moses	4,223	(14)	*
Directors and executive officers as a group (16 persons)	4,956,548	(15)	13.0%

*	Less than one percent.

(1)

Based on information set forth in Amendment No. 9 to Schedule 13G, filed February 15, 2006 (the “TAM Schedule 13G”), filed with the Commission by Third Avenue Management LLC (“TAM”). The TAM Schedule 13G reflects that TAM has sole voting power with respect to 6,637,882 shares of Common Stock and sole dispositive power with respect to 6,642,282 shares of Common Stock. The TAM Schedule 13G indicates that certain investment companies registered under the Investment Company Act of 1940 and various clients for whom TAM acts as investment advisor have the right to receive dividends from, and the proceeds from the sale of, the securities beneficially owned by TAM.

(2)

Includes 23,000 shares owned by Mr. Sulentic’s wife and 465,518 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 189,753 unvested shares of restricted stock which Mr. Sulentic cannot dispose of without the Company’s consent until the restrictions on these shares lapse.

(3)

Includes 358,727 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 65,398 unvested shares of restricted stock which Mr. Concannon cannot dispose of without the Company’s consent until the restrictions on these shares lapse.

(4)	Includes 52,327 shares that may be acquired upon the exercise of options that currently are exercisable.

(5)

Includes 14,313 shares held in trust for the benefit of Mr. Groch’s family members. Mr. Groch is the trustee of the trust. Also includes 260,765 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 70,919 unvested shares of restricted stock which Mr. Groch cannot dispose of without the Company’s consent until the restrictions on these shares lapse.

(6)

Includes 90,412 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 57,668 unvested shares of restricted stock which Mr. Khourie cannot dispose of without the Company’s consent until the restrictions on these shares lapse.

(7)

Includes 66,993 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 57,668 unvested shares of restricted stock which Mr. Stirek cannot dispose of without the Company’s consent until the restrictions on these shares lapse.

(8)

Includes 204,870 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 57,668 unvested shares of restricted stock which Mr. Roth cannot dispose of without the Company’s consent until the restrictions on these shares lapse.

(9)

Includes 91,526 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 66,502 unvested shares of restricted stock which Mr. Lafitte cannot dispose of without the Company’s consent until the restrictions on these shares lapse.

(10)

Includes 37,925 shares that may be acquired upon the exercise of options that currently are exercisable, 5,000 shares of Common Stock held indirectly by a non-issuer retirement trust, and 36,939 shares held in trust for the benefit of Dr. Moriarty’s family members. Dr. Moriarty disclaims beneficial ownership of all securities held in trust for the benefit of his family members.

(11)

Includes 37,925 shares that may be acquired upon the exercise of options that currently are exercisable. Also includes 9,501 performance units which may be settled (a) in cash or in Common Stock, (b) in a single lump sum or in up to five annual installments, and (c) upon Mr. Erwin’s termination of services, completion of a stated number of years or a date specified by Mr. Erwin.

(12)

Includes 37,925 shares that may be acquired upon the exercise of options that currently are exercisable. Also includes 9,501 performance units that may be settled (a) in cash or in Common Stock, (b) in a lump sum or in up to five annual installments, and (c) upon Mr. Heller’s termination of services, completion of a stated number of years or a date specified by Mr. Heller.

(13)

Includes 250 shares held in trust for the benefit of Mr. Feeny, his wife and his children, 2100 shares owned by Mr. Feeny’s sons, 2400 shares owned by Mr. Feeny’s daughters and 30,539 shares that may be acquired upon the exercise of options that currently are exercisable. Also includes 5,579 performance units which may be settled (a) in cash or in Common Stock, (b) in a single lump sum or in up to five annual installments, and (c) upon Mr. Feeny’s termination of services, completion of a stated number of years or a date specified by Mr. Feeny.

(14)

Includes 3,923 performance units that may be settled (a) in cash or in Common Stock, (b) in a lump sum or in up to five annual installments, and (c) upon Dr. Moses’ termination of services, completion of a stated number of years or a date specified by Dr. Moses.

(15)

Includes (a) 2,057,021 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days, (b) 28,504 performance units that may be settled (i) in cash or in Common Stock, (ii) in a lump sum or in up to five annual installments, and (iii) upon the individual’s termination of services, completion of a stated number of years or a date specified by the individual, and (c) 727,536 unvested shares of restricted stock which cannot be disposed of without the Company’s consent until the restrictions on these shares lapse.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors, executive officers and holders of more than 10% of its shares of Common Stock to file with the Commission and the New York Stock Exchange initial reports of ownership of shares of Common Stock and reports of changes in such ownership. The Commission’s rules require such persons to furnish the Company with copies of all Section 16(a) reports that they file. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 2005.

ADDITIONAL INFORMATION

Stockholder Proposals

Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the Company’s management will have discretionary authority to vote on any matter of which the Company does not receive notice by March 3, 2007, with respect to proxies submitted to the 2007 Annual Meeting of the Company’s Stockholders. To be included in the Board of Directors’ solicitation of proxies relating to the 2007 Annual Meeting of the Company’s Stockholders, a stockholder proposal must be received by the Secretary of the Company at 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201, no later than December 19, 2006. Pursuant to the Company’s Certificate of Incorporation, in order to nominate persons for election to the Board of Directors at the 2007 Annual Meeting of the Company’s Stockholders, a stockholder must deliver notice, in the form specified in the Company’s Certificate of Incorporation, to the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the scheduled date of the 2007 Annual Meeting of the Company’s Stockholders, which has not yet been determined.

Annual Report

The Company’s Annual Report to stockholders for the year ended December 31, 2005, including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material.

By Order of the Board of Directors,

J. Christopher Kirk
Secretary

Trammell Crow Company c/o National City Bank Corporate Trust Operations Locator 5352 P. O. Box 92301	VOTE BY TELEPHONE
Have your proxy card available when you call
Toll-Free 1-888-693-8683 using a touch-tone
phone and follow the simple instructions to
record your vote.
Cleveland, OH 44101-4301

VOTE BY INTERNET
Have your proxy card available when you access
the website www.cesvote.com and follow the
simple instructions to record your vote.

VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh PA 15253-9837.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
touch-tone telephone:	cast your vote:	in the postage-paid
1-888-693-8683	www.cesvote.com	envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on May 17, 2006 to be counted in the final tabulation.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Proxy card must be signed and dated below.
Please fold and detach card at perforation before mailing.

TRAMMELL CROW COMPANY	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRAMMELL CROW COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 17, 2006

The undersigned hereby constitutes and appoints each of Robert E. Sulentic, J. Christopher Kirk and Derek R. McClain his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, with all the powers which the undersigned would possess if personally present, and to vote the Common Stock of Trammell Crow Company held of record by the undersigned on the record date at the Annual Meeting of Stockholders of Trammell Crow Company to be held at 2001 Ross Avenue, Suite 3400, Dallas, Texas, on Wednesday, May 17, 2006, at 1:00 p.m., local time, and at any adjournment or postponement thereof, on all matters coming before said meeting.

Any Proxy, when properly granted, will be voted in the manner directed and will authorize the Proxies to take action in their discretion upon other matters that may properly come before the meeting. If no direction is made, your Proxy will be voted in accordance with the recommendations of the Board of Directors. Proxies are authorized to vote upon matters incident to the conduct of the meeting such as approval of one or more adjournments of the meeting for the purpose of obtaining additional stockholder votes.

Dated:	, 2006

Signature

Signature if held jointly
Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Proxy card must be signed and dated on the reverse side.
Please fold and detach card at perforation before mailing.

TRAMMELL CROW COMPANY	PROXY

You are encouraged to specify your vote by marking the appropriate box BELOW but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations, which are FOR the election of the named nominees as directors and FOR Proposal 2. The Proxy cannot vote your shares unless you sign and return this card or grant your proxy by telephone or the Internet in accordance with the instructions provided. Any Proxy may be revoked in writing at any time prior to the voting thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

1.       ELECTION OF DIRECTORS: To elect each of (01) William F. Concannon, (02) Rowland T. Moriarty, and (03) J. McDonald Williams to serve as Class III directors for a three year term ending at the Annual Meeting of Stockholders in 2009 and until their successors are duly elected and qualified or until their earlier death, resignation or removal from office.

FOR all nominees listed above (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed above
INSTRUCTIONS: To withhold authority to vote for any nominee, write the nominee’s name on the line below:

2.       To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2006.

   FOR                           AGAINST                           ABSTAIN

(Continued, and to be signed, on the reverse side)